EXHIBIT 10.14


                MANUFACTURER S REPRESENTATION AGREEMENT



  This AGREEMENT made this       th day of              , by and
  between: MICRONETICS WIRELESS INC., hereinafter referred to as
  "Manufacturer" and ,              hereinafter
  referred to as the "Representative" follows:

  1. APPOINTMENT AND ACCEPTANCE - Manufacturer appoints Representative as its exclusive selling representative to sell products enumerated in
  Section 3 hereof; and Representative accepts the appointment and agrees to sell and promote the sale of the Manufacturer's products.

  2. TERRITORY - Representative's territory ("Territory") shall consist of the states, counties, boundaries as defined in Schedule A.

  3. PRODUCTS - The "Products" of the Manufacturer to be sold by the Representative are set forth in Schedule A attached.

  4. AMOUNT OF COMPENSATION - As sole, complete and full remuneration for its services pursuant to this Agreement, Representative shall be paid a commission for services performed hereunder which shall be paid in the following manner:

          4.1 Commission as specified in Table 4.1.1 on the net F.O.B. invoice price, after deduction of Manufacturer's regular trade discounts of the Manufacturer's products shipped into Representative's Territory. No commission shall be paid or be payable except on units supplied to a customer at the unit price.

  Table 4.1.1

  NET F.O.B. INVOICE PRICE COMMISSION RATE

  VCO



  NOISE
  CONTROL






     4.2 A commission as specified in Table 4.1.1. on the engineering, development or design portion of Non-recurring engineering ("NRE") orders that are performed by the Manufacturer, provided that the order contains provisions for production orders or follow-on business at the time of its issuance. Portions of the NRE paid directly to Manufacturers sub-contractor for support of the development effort for such items as screens, masks, probe card, etc., are excluded from commissions.

       4.3 No commission shall be paid or be payable on repair work, tooling, set up, QCI, qualification test charges made to customers, or outside testing required by customers. Commission shall be payable for sales to U.S. based customers in the Territory who purchase and export Manufacturer's products for sale to third parties outside the U.S.

       4.4 When engineering, execution of order, or shipments involve different territories, the Manufacturer will split the full commission among the Representatives whose territories are involved.
  The Manufacturer will make this determination and advise the participating Representatives at the time the order is submitted to the Manufacturer or shortly after the manufacturer becomes aware of this fact. The sum of the split commission shall add up to a full commission and be in compliance with the schedule presented in Table 4.4.1.
  If one of the territories has no representative the Manufacturer shall be deemed the Representative in that territory.

     Table 4.4.1

                               Commission     Split     Rate

      Engineering Territory        0%           0%       70%
      Procurement Territory      100%          50%       15%
      Destination Territory        0%          50%       15%

  5.   COMPUTATION AND PAYMENT OF COMMISSION

       5.1 Commissions are due and payable to Representative on or before 30 days from the close of the month in which the Manufacturer received payment from the customer.

       5.2 During the term of this agreement Manufacturer will copy Representative on all shipping documentation on shipments made to Representative's Territory and copies of all invoices.

      5.3 "Net invoice price" shall mean the total price at which an order is invoiced to the customer including any increase or decrease in the total amount of the order (even though such increase or decrease takes place after the effective date of termination and within the limitations of Paragraphs 9.5), but excluding shipping and mailing costs; taxes; insurance; outside testing costs and any allowances or discounts granted to the customers by the Manufacturer.

       5.4     There shall be deducted from any sums due Representatives:

            5.4.1 An amount equal to commissions previously paid or credited on sales of Manufacturer's products, which have since been returned by the customer or on allowances credited to the customer for any reason by the Manufacturer; and

            5.4.2 An amount equivalent to commissions previously paid or credited on sales which Manufacturer shall not have been fully paid by the customer whether by reason of the customer's bankruptcy, insolvency, or any other reason which, in Manufacturer's judgment, renders the account uncollectible (if any sums are ever realized upon such uncollectible accounts during the term of this agreement Manufacturer will pay Representative its percentage of commission applicable at the time of original sales upon the net proceeds of such collection).

       5.5     "Order" shall mean a formal commitment to purchase
  Manufacturer's product which calls for shipment into Representative's territory or which is subject to split commission in accordance with the provisions of Paragraph 4.4 hereof.

       5.6 Notice of disagreement of commissions due must be given to the Manufacturer in writing no later than two months after receipt of Representative's copy of Manufacturer's sales order confirmation. Manufacturer's determination, after consultation with the Representative, shall be final.

  6. ACCEPTANCE OF ORDERS - All orders are subject to acceptance or rejection by an authorized officer or manufacturer at its home office and to the approval of Manufacturer's Credit Department. Manufacturer shall be responsible for all credit risks and collections. If Manufacturer notifies customer of its acceptance or rejection of an order, a copy of any written notifications shall be transmitted to the Representative. Manufacturer shall supply Representative with copies of all orders received directly by Manufacturer from his territory.

  7. TERMS OF SALE - All sales shall be at prices and upon terms established by Manufacturer, and the Manufacturer shall have the right, in its sole discretion, from time to time, to establish, change, alter or amend prices and other terms and conditions of sale. Representative shall not accept orders in the Manufacturer's name or make price quotations or delivery commitments without Manufacturer's prior approval.

  8. REPRESENTATIVE'S RELATIONSHIP AND CONDUCT OF BUSINESS

     8.1 Representative shall maintain a sales office in the Territory and shall use its best efforts to sell and promote the sale of Manufacturer's products within the territory. This means that Representative shall communicate to Manufacturer all opportunities for the sale of manufacturer's products in the Territory. In addition, Representative shall be required to furnish the Manufacturer with an annual sales forecast for the territory, by January 31 of each year of this agreement for the next twelve months to be updated at least quarterly. Failure to exercise best efforts to sell the Manufacturer's products in the Territory, as determined by the Manufacturer, shall be grounds for termination of this agreement.

     8.2 Representative will be deemed to be, and will be acting as independent contractor; neither the Representative nor its employees, agents or assistants are employed by the Manufacturer.
  Representative will be responsible for paying its own expenses; it is understood that the Manufacturer is not to pay any traveling, office or other expenses incurred by Representative.
  Representative expressly agrees to undertake in its own name all such expenses, and under no circumstances is to represent that the Manufacturer is responsible for the same.

     8.3 In the event that the Manufacturer is having difficulty collecting payment from any customer in the Territory, the Representative, at the request of the Manufacturer, shall use its best efforts to assist the Manufacturer to collect payment from the customer for the Manufacturer.

     8.4 During the term of this Agreement, Representative shall not represent lines competitive with those of the Manufacturer. Any such representation shall be grounds for immediate termination, of this agreement including the forfeiture of any commissions due. Represented products are defined in schedule A.

     8.5 Nothing in this Agreement shall be construed to constitute Representative as the partner, employee or agent of the Manufacturer, nor shall either party have any authority to bind the other in any respect, it being intended that each shall remain an independent contractor responsible only for its own actions.

     8.6 CONFLICT OF INTEREST. During the term of this agreement Representative shall not, either directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected with the ownership, management, operation or control of any business that provides services or products similar to, or competitive with, those provided by Manufacturer.

     8.7 PROPRIETARY INFORMATION. Representative will ensure that no proprietary or confidential information entrusted to Representative by Manufacturer, is in any way communicated or disclosed to third parties without the proper consent of Manufacturer. This information may include but is not limited to techniques of manufacture, certain experimental and development work, new products, inventions, discoveries, improvements, trade secrets, customer lists or price lists. Any violation of this provision shall be grounds for immediate termination.

     8.8 Use of Company Name and Logo Type. Representative shall use the advertising materials, literature, and other promotional materials furnished by Manufacturer. Any other use by Representative of Manufacturer trademarks, trade names, symbols of the company, stationery or graphic representation of Manufacturer's products shall be approved in writing in advance by
  Manufacturer.

     8.9 Representative shall furnish to Manufacturer's Credit Department any information which it may have from time to time relative to credit-standing of any of its customers.

     8.10 Representative shall not, without Manufacturer's prior written approval, alter, enlarge or limit orders, make representations or guarantees concerning Manufacturer's product or accept the return of, or make any allowance for such actions.

     8.11 Representative shall abide by Manufacturer's policies and communicate same to Manufacturer' s customers.

     8.12 Manufacturer shall be solely responsible for the design, development, supply, production and performance of its products and the protection of its trade name. Manufacturer agrees to indemnify and hold Representative harmless from damages or expenses whatsoever, which Representative may sustain or incur on account of infringement or alleged infringement of patents, trademarks, or trade names, or breach of warranty or claimed breach of warranty in any way resulting from the sale of Manufacturer's products. Manufacturer will indemnify Representative from and hold it harmless against all liabilities, losses, damages, costs or expenses, which it may at any time suffer, incur, or be required to pay by reason of injury or death to any person or damage to property or both caused or allegedly caused by any products sold by manufacturer.

     8.13 Manufacturer shall furnish Representative, at no expense to Representative, samples (when applicable and available) catalogues, literature and any other material necessary for the proper promotion and sales of its products in the territory. All such samples, catalogues, literature and other material shall remain the property of Manufacturer. Any literature which is not used or samples or other equipment belonging to Manufacturer shall be returned to the Manufacturer at its request.

     8.14 Whenever Representative takes possession of Manufacturer's products for the purpose of delivering such products to customers or for any other purpose, the risk of loss or damage to, or destruction of, such products shall be borne by the Representative.

  9. RIGHTS UPON TERMINATION - This agreement shall continue in effect until and unless terminated by either party by giving not less than the number of days of written notice of termination to the other party set forth below, such termination to be effective on the date set forth in the notice;

     9.1  Ninety days from when notice of termination is given.

     9.2 Commission shall be paid on all orders calling for shipment into Representative's Territory which are dated or communicated to Manufacturer, and accepted by the Manufacturer, prior to the effective date of termination.

     9.3 Representative's share of split commission on orders dated or communicated to Manufacturer, and accepted by Manufacturer, prior to the effective date of termination.

     9.4 Any commissions payable upon termination will cease if Representative and/or its associates directly or indirectly, accept or promote a competitive product in the Territory (See schedule A)for ninety
  (90) days.

  10. GENERAL - This agreement contains the entire understanding between the parties, shall supersede any other oral or written agreements, and shall be binding upon and inure to the benefit of the parties' successors and assigns. It may not be modified in any way without the written consent of both parties. Representative shall not have the right to assign this Agreement in whole or in part without Manufacturer's prior written consent.

  11. CONSTRUCTION OF AGREEMENT - This agreement shall be construed according to the laws of the State of New Hampshire.

  12. DISPUTES - The parties agree that any disputes arising hereunder, including the construction of application of this Agreement, must be filed and adjudicated in the Courts of Hudson, New Hampshire.


  IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written in multiple counterparts, each of which shall be considered an original.



     MICRONETICS WIRELESS, INC.
                 Manufacturer          Representative


     By:______________________          By:______________________


     Title:___________________          Title:___________________


     Date:____________________          Date:____________________


  Please supply you Federal Tax Id Number below or SSN#
  ________________________________         ____________________________
  Federal Tax ID #                         SSN



     Schedule A



     PRODUCTS


     TERRITORY